Exhibit 99.1

PRESS RELEASE

For:

THE MACERICH COMPANY

Press Contact:

Arthur Coppola, President and Chief Executive Officer

or

Thomas O’Hern, Executive Vice President and CFO

(310) 394-6000   or

Edward Coppola, Senior Executive Vice President

(972) 385-9858

MACERICH ANNOUNCES $2.333 BILLION AGREEMENT TO ACQUIRE WILMORITE

Santa Monica, CA (12/23/04) – The Macerich Partnership L.P., the operating partnership of The Macerich Company (NYSE Symbol: MAC), today announced that it has signed a definitive agreement to acquire Wilmorite Properties, Inc. and Wilmorite Holdings L.P. (“Wilmorite”).   The total purchase price will be approximately $2.333 billion, including the assumption of approximately $882 million of existing debt at an average interest rate of 6.43% and the issuance of convertible preferred units and common units totaling an estimated $320 million. Each limited partner of Wilmorite Holdings L.P. will be entitled to elect to receive cash, the convertible preferred units or the common units.   The convertible preferred units will have a liquidation preference of $62.39 per unit, a conversion price of $74.87 per unit and an initial dividend yield of approximately 5.75% of the liquidation preference.  Approximately $210 million of the convertible preferred units can be redeemed, subject to certain conditions, for that portion of the Wilmorite portfolio generally located in the greater Rochester area. The balance of the consideration to Wilmorite’s equity holders will be paid in cash.  This transaction has been approved by each company’s Board of Directors, subject to customary closing conditions. A majority-in-interest of the limited partners of Wilmorite Holdings L.P. and of the stockholders of its general partner, Wilmorite Properties, Inc., have also approved this acquisition.   It is currently anticipated that this transaction will be completed in March, 2005.

Wilmorite’s existing portfolio includes interests in 11 regional malls and two open-air community centers, with 13.4 million square feet of space located in Connecticut, New York, New Jersey, Kentucky and Virginia.  Approximately 5 million square feet of gross leaseable area is located at three premier regional malls: Tysons Corner Center in McLean, Virginia, Freehold Raceway Mall in Freehold, New Jersey and Danbury Fair Mall in Danbury, Connecticut.  The average tenant sales per square foot, for these three centers, is in excess of $525.  The total portfolio average of mall store annual sales per square foot is $403.  On a pro forma basis reflecting this acquisition, Macerich will own 74 regional malls with total portfolio square footage increasing to approximately 75.4 million square feet.

Commenting on the transaction, Arthur Coppola, president and chief executive officer of Macerich stated, “We are very pleased to be entering into this agreement with Wilmorite, the leading private shopping center owner, developer and manager in the northeast.  Wilmorite has a 50 year history of success achieved through a commitment to strategic locations in the northeast markets, and the development and acquisition of high-quality assets.   The addition of Tysons Corner Center, Freehold Raceway Mall and Danbury Fair Mall combined with our recently expanded Queens Center gives us four premier super-regional malls in the East with combined total annual retail sales in excess of $2 billion.  This portfolio is particularly appealing due to the strong internal growth we expect from these assets.  Furthermore there are significant expansion and redevelopment opportunities at Tysons and Freehold.”

John W. Anderson, president and chief executive officer of Wilmorite Properties, Inc. stated, “We are delighted that Wilmorite will become part of such a strong and successful company.  Macerich has a great track record and a long history in the mall ownership and redevelopment business.  The combined strengths of both organizations will have a positive impact on our mall portfolio.”

In addition to the assumed debt and the common and convertible preferred units, the transaction financing has been arranged and will include a $600 million five year unsecured term note and a $300 million interim loan with a term of up to 1.5 years.

In November, Macerich provided guidance of its estimated 2005 Funds from Operations (“FFO”) per share-diluted in the range of $4.20 to $4.30.  Management expects the Wilmorite acquisition to be neutral to FFO in 2005 and is reaffirming its 2005 FFO per share guidance.  Further FFO and EPS guidance will be given after the closing of the transaction.

Deutsche Bank Securities, Inc. acted as financial advisor and O’Melveny & Myers acted as legal counsel to Macerich on the transaction.  Morgan Stanley acted as financial advisor and Goodwin Procter LLP and Harris Beach LLP acted as counsel to Wilmorite on this transaction.

 The Macerich Company is a fully integrated self-managed and self-administered real estate investment trust, which focuses on the acquisition, leasing, management, development and redevelopment of regional malls throughout the United States.  The Company is the sole general partner and owns an 81% ownership interest in The Macerich Partnership, L.P.  Macerich now owns approximately 62 million square feet of gross leaseable area consisting primarily of interests in 63 regional malls.  Additional information about The Macerich Company can be obtained from the Company’s web site at www.macerich.com.

Investor Conference Call

The Company will provide an online Web simulcast and rebroadcast to discuss the acquisition.  The call will be available on The Macerich Company’s website at www.macerich.com and through CCBN at www.fulldisclosure.com.  The call begins today, December 23, 2004 at 10:30 AM Pacific Time. To listen to the call, please go to any of these web sites at least 15 minutes prior to the call in order to register and download audio software if needed. An online replay at www.macerich.com will be available for one year after the call.

Note:  This release contains statements that constitute forward-looking statements. Stockholders are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to vary materially from those anticipated, expected or projected.  Such factors include, among others, general industry, economic and business conditions, which will, among other things, affect demand for retail space or retail goods, availability and creditworthiness of current and prospective tenants, anchor or tenant bankruptcies, closures, mergers or consolidations, lease rates and terms, interest rate fluctuations, availability and cost of financing and operating expenses; adverse changes in the real estate markets including, among other things, competition from other companies, retail formats and technology, risks of real estate development and redevelopment, acquisitions and dispositions; governmental actions and initiatives (including legislative and regulatory changes); environmental and safety requirements; and terrorist activities which could adversely affect all of the above factors.  The reader is directed to the Company’s various filings with the Securities and Exchange Commission, for a discussion of such risks and uncertainties.

(See attached table)

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	Location	Ownership	Total GLA (1)	Non-Anchor GLA (1)	Occupancy	Anchors

Premier Asset Group
Tysons Corner Center	McLean, VA	50%	2,016,940	1,080,383	97%	Bloomingdales, Hecht’s, Nordstrom, Lord & Taylor, LL Bean
Danbury Fair Mall	Danbury, CT	100%	1,309,313	517,552	98%	Macy’s, Filenes, Sears, JC Penney, Lord & Taylor
Freehold Raceway Mall	Freehold, NJ	100%	1,594,888	803,264	97%	Macy’s, Nordstrom, JC Penney, Sears, Lord & Taylor
Tysons Corner Office	McLean, VA	50%	170,473	170,473	100%
			5,091,614	2,571,672

Upstate New York Group
Great Northern Mall	Clay, NY	100%	897,785	502,797	90%	Sears, Bon Ton, Kaufmann’s, Dick’s
Rotterdam Square	Schenectady, NY	100%	557,067	268,603	88%	Filenes, Sears, Kmart
Shoppingtown Mall	Dewitt, NY	100%	1,029,499	496,047	80%	Sears, JC Penney, Kaufmann’s, Bon Ton, Dick’s
Towne Mall	Elizabethtown, KY	100%	353,634	162,762	86%	Sears, Proffitts, JC Penney, Dawahares
Wilton Mall at Saratoga	Sarasota Springs, NY	100%	661,832	436,516	89%	Sears, Bon Ton, Dick’s, JC Penney
			3,499,817	1,866,725

Rochester Group
Eastview Commons	Victor, NY	100%	343,465	—	100%	Home Depot, Target, Linens & Things, Old Navy, Staples
Eastview Mall	Victor, NY	100%	1,342,004	700,733	97%	Kaufmann’s, JC Penney, Bon Ton, Sears, Lord & Taylor
Greece Ridge Center	Greece, NY	100%	1,579,137	792,283	92%	JC Penney, Kaufmann’s & Home, Bon Ton, Sears, Burlington Coat, Dick’s, Regal Cinema
Marketplace Mall	Henrietta, NY	37.5%	1,023,033	426,184	91%	JC Penney, Sears, Kaufmann’s, Bon Ton, Galyan’s
Pittsford Plaza	Pittsford, NY	63.6%	525,903	160,370	100%	Chase Pitkin Home & Garden, Cohoes, Barnes & Noble, Bed Bath & Beyond, TJ Maxx, Michaels, Pittsford Cinemas
			4,813,542	2,079,570

Total Portfolio			13,404,973	6,517,967

(1) Tysons GLA after redevelopment